Rule 424(b)(3)
                                                              File No. 333-83497


PRICING SUPPLEMENT NO. 1, DATED FEBRUARY 15, 2000
(To Prospectus dated August 20, 1999
and Prospectus Supplement dated October 14, 1999)

NATIONAL FUEL GAS COMPANY

(Medium-Term Notes, Series E)

Trade Date:  February 15, 2000

Principal Amount:  $150,000,000

Price to Public:  99.761%

Issue Date:  February 18, 2000 (the Notes will bear interest from
February 18, 2000)

Maturity Date:  February 18, 2003

Interest Rate:  7.30%

Interest Payment Dates:  June 1 and December 1, commencing June 1, 2000

Proceeds to National:  $149,334,000

Redemption Terms:  Non-redeemable

Repayable at the option of holder:  Yes     No X
                                       ----   ---

         Repayment Date:       N/A

         Repayment Price:      N/A

         Election Period:      N/A

         Other Terms:          N/A


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                                  UNDERWRITING

          The purchasers named below (Purchasers) have severally agreed, subject to the terms and conditions of a Terms Agreement, dated February 15, 2000 ("Terms Agreement"), to purchase from National the principal amount of Notes set forth opposite their respective names.

                    Purchaser                     Principal Amount
                    ---------                     ----------------

                    Goldman, Sachs & Co.          $ 55,000,000
                    ABM AMRO Incorporated         $ 55,000,000
                    McDonald Investments Inc.,
                     a KeyCorp Company            $ 40,000,000
                                                  ------------

                              Total               $150,000,000
                                                  ============

          Under the terms and conditions of the Terms Agreement, National has agreed that from the date of this Pricing Supplement through the Issue Date set forth above, it will not offer for sale, issue or sell, or enter into any agreement to offer for sale, issue or sell, any debt securities of National having terms substantially similar to those of the Notes.


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